Exhibit 99.1

Thursday June 25, 1:30 pm Eastern Time

Company Press Release

TERRACE HOLDINGS ACQUIRES BANNER BEEF & SEAFOOD
Home-Meal Replacement Producer & Value Added Processor

FT. LAUDERDALE, Fla.-(BUSINESS WIRE)-June 25, 1998-Terrace Holdings, Inc. (NASDAQ:THIS- news) announced the signing of an agreement to purchase Banner Beef & Seafood Co., a privately-owned custom value-added processor of meat, seafood and poultry headquartered in Miami. Terms of the acquisition were not disclosed.

Banner manufactures and sells food service products customized to specific needs of customers, including: Winn-Dixie, United Airlines, Walt Disney World, Arthur Treacher's Seafood and other restaurant and large retail chains. With greater time pressure and the increase in homes with two working people, the demand for nutritious, high quality home-meal replacements is growing rapidly. This national trend has led Banner to focus more of its production on items like stuffed grilled salmon, crabcakes, conch fritters, and mix and eat salads, home-meal replacements that are currently featured in several large retail chains.

Banner Beef and Seafood Co., Inc. in business since 1965, operates out of 50,000 square feet encompassing two facilities in Miami with 92 employees, and has annual revenues of approximately $6.5 million.

Commenting on the acquisition, Jon Lasko, chief operating officer, stated, "The Banner acquisition is an essential element in our strategy of becoming a major factor in the high margin value-added food processing industry. Moreover, this transaction gives us entry into the home-meal replacement market, a segment that is growing exponentially."

Terrace Holdings, Inc. is a South Florida leader in distribution and processing of produce, dairy, frozen and other perishable commodities.

Except for historical information, this press release may contain certain forward looking statements that involve risk and uncertainties which may cause results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the establishment of new corporate alliances, the impact of competitive products and pricing and other risks detailed from time to time by the company or in its filings with the U.S. Securities and Exchange Commission.

This release is available on the KCSA Worldwide Public Relations website at www.kcsa.com.
--------------
Contact:

         Terrace Holdings, Inc.
         Jonathan Lasko, 954/917-727
                         or
         KCSA Worldwide, New York
         Joseph A. Mansi/Adam I. Friedman
         212/682-6300, ext. 205/215